Exhibit (11)(a)

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated March 10, 2025 in the Form 1-K/A of Phoenix Energy One, LLC and Subsidiaries (the “Company” formerly known as Phoenix Capital Group Holdings, LLC and Subsidiaries), relating to the consolidated financial statements of the Company and Subsidiaries as of December 31, 2023 and 2022, and for the years then ended.

/s/ Ramirez Jimenez International CPAs

Irvine, California

March 27, 2025